                                                                   EXHIBIT 10.60

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is made as of April 24, 2003 by and between Invisa, Inc. ("Invisa") and Mr. Alan A. Feldman and/or assignees ("Investor").

                                R E C I T A L S:

         WHEREAS, Invisa is desirous of having unconditional access to capital necessary to meet its requirements over the next 12 months; and

         WHEREAS, Investor is desirous of providing capital to Invisa during the next 12-month period pursuant to the terms of this Agreement; and

         WHEREAS, the parties wish to enter into this Agreement as the definitive agreement and understanding between the parties to set forth the terms and conditions of Investor's investment in Invisa.

         NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

         1. INVESTMENT COMMITMENT - For a fee of $10,000 cash US paid at Closing, Investor shall invest USD $1,200,000 in Invisa ("Facility") pursuant to the terms and conditions of this Agreement. Investor's obligation hereunder is absolute and unconditional. Invisa has the right to waive any investment payment and the corresponding obligation in the exercise of its discretion.

         2. SCHEDULE OF INVESTMENT PAYMENTS - The first investment payment shall be USD $150,000 and shall be delivered to Invisa via wire transfer no later than May 1, 2003. The balance of the investment payments shall be delivered by wire transfer on the following dates and in the following amounts ("Investment Payments"):

                   DATE OF INVESTMENT                 AMOUNT OF INVESTMENT
                   -------------------------------------------------------
                      June 1, 2003.......................$100,000 USD
                      July 1, 2003.......................$100,000 USD
                      August 1, 2003.....................$100,000 USD
                      September 1, 2003..................$100,000 USD
                      October 1, 2003....................$100,000 USD
                      November 1, 2003...................$100,000 USD
                      December 1, 2003...................$100,000 USD
                      January 1, 2004....................$100,000 USD
                      February 1, 2004...................$100,000 USD
                      March 1, 2004......................$100,000 USD
                      April 1, 2004......................$ 50,000 USD

         3. STOCK TO BE ISSUED TO INVESTOR - Investor shall receive that number of shares of Invisa common stock ("Stock") determined by dividing each Investment Payment by 50% of the closing price or $3.00 per share which ever is greater (the "Required Number of Shares"). For purposes of this Agreement, the term closing price shall mean the average closing transaction price of the Stock for the 20-day period immediately preceding the Investment Payment (the "Closing Price").


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         Invisa shall, within 30 days following the execution of this Agreement, file a Registration Statement with the United States Securities and Exchange Commission ("SEC") covering all the shares to be issued hereunder. Investor may sell such shares under the Registration Statement provided the sale price is $3.00 per share or greater.

         4. REGISTRATION STATEMENT - Within 30 days following the execution of this Agreement, Invisa shall file a Registration Statement with the SEC covering the shares to be delivered to Investor under Paragraph 3 of this Agreement. Invisa shall undertake reasonable efforts to be promptly responsive to any comments from the SEC in an effort to have the Registration Statement declared effective at the practicable date.

         5. RIGHT OF FORCED REDEMPTION

            A. During the term of this Agreement, Investor shall have the right to require Invisa to purchase all of the shares of Stock which have been purchased by Investor hereunder ("Forced Redemption"). The purchase price to be paid by Invisa for the Stock in the event of a Forced Redemption hereunder shall be an amount equal to the per-share investment paid by Investor for the Stock pursuant to Paragraph 2 (the "Purchase Price"). The Purchase Price shall be paid by a promissory note issued by Invisa (the "Promissory Note"). The Promissory Note shall bear interest at 10% per annum with all principal and interest due in one installment 13 months from the date of the Promissory Note. The Promissory Note shall be collateralized by a first security interest in Invisa's accounts receivable which shall be perfected by a UCC-1 Financing Statement and a Security Agreement in the form of Exhibit "A" hereto. In the event of a Forced Redemption, Investor shall deliver the certificates representing all the Stock purchased by Investor hereunder to Invisa in exchange for the Promissory Note. In the event of a Forced Redemption, all future investment payments required hereunder shall be deemed additional loan advances under the Promissory Note and shall be collateralized by the Security Agreement in lieu of the issuance of additional Stock pursuant to Paragraph 3. In the event of a Forced Redemption, all provisions of this Agreement, other than Paragraph 5, shall terminate.

            B. During the term of this Agreement, Invisa shall have the right to purchase the Stock which has been purchased by Investor under Paragraph 2 and which Investor has not previously sold, for a Purchase Price which provides Investor with the return of his cash investment in the repurchased Stock plus a 50% annual rate of return. The Purchase Price shall be paid in cash at the time of repurchase.

         6. LIMITATION ON PAYMENTS TO OFFICERS AND DIRECTORS - No monies advanced or received by Invisa from this financing will be paid to any officer, director, or related party other than normal salaries as of the date of this Agreement.

         7. INVISA'S VOLUNTARY TERMINATION OF THE FACILITY - Upon written notice, Invisa may voluntarily terminate the Facility by making a termination payment of $250,000 cash US to Investor, provided Investor has not breached his obligations under this Agreement.

         8. REPRESENTATIONS AND WARRANTIES OF INVISA

            Invisa represents and warrants that:

            A. Upon filing Form 10-KSB reflecting this Agreement, Invisa will satisfy all applicable listing requirements of the American Stock Exchange. Invisa filed an application for listing on the American Stock Exchange in November 2002 and has complied with all oral or written comments and requirements provided by the staff of the American Stock Exchange.

            B. With the exception of timely filing the Form 10-KSB for the period ended December 31, 2002, which will be promptly filed following the completion of the audit for the subsequent period, to the best of Invisa's knowledge, Invisa is in material compliance with all applicable provisions of the federal securities laws.

            C. Amendment No. 3 to Form 10-SB, filed with the SEC on February 14, 2003, fairly and accurately described Invisa and its financial condition as of that date.

            D. Invisa has taken all action required to authorize and approve the execution and carrying out of this Agreement, including but not limited to, the issuance of shares of capital stock hereunder.

            E. Invisa will exercise its best efforts to introduce Invisa to the financial community to support liquidity for existing and future shareholders.

         9. REPRESENTATIONS AND WARRANTIES OF INVESTOR

         Investor represents and warrants that:

            A. Investor shall have at all times during the period the Facility is in place, sufficient cash or cash equivalent to fund the monthly payments set out in Paragraph 2 on a timely basis. Investor will, upon request from Invisa, validate the availability of funds and assets/net worth to timely invest as required by Paragraph 2 hereof to the reasonable satisfaction of Invisa.

            B. Investor is not a US person as that term is defined in Rule 902(k) of Regulation S promulgated under the Securities Act of 1933, as amended ("Reg. S"), nor was the offer to purchase the Stock hereunder made to Investor in the United States, nor was Investor in the United States when this Agreement was executed.

            C. Investor is familiar with the requirements of Reg. S and will at all time abide by said requirements.

            D. Investor is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

         10. TERM - This Agreement shall expire 12 months from the date hereof unless earlier terminated by mutual agreement of the parties or by Invisa pursuant to Paragraph 7 hereof (the "Term").

         11. GENERAL PROVISIONS

             11.1 ASSIGNABILITY - This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

             11.2 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be exclusively settled by binding arbitration before the

American Arbitration Association situated in Tampa, Florida before a panel of three (3) arbitrators. All aspects of the arbitration shall be governed by the rules then in effect of the American Arbitration Association. This Agreement shall be construed in accordance with the laws of the State of Florida. Arbitration shall be the sole and exclusive manner for resolving all disputes hereunder. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall pay its respective share of the fees, costs and expenses billed by the American Arbitration Association and the arbitrators, and the prevailing party shall recover from the non-prevailing party all of the prevailing party's costs, expenses and fees it incurred in connection with the arbitration, including reasonable attorneys' fees.

             11.3 HEADINGS. All paragraph headings herein are inserted for the convenience of the parties only and are not a part of and shall not in any way modify or affect the construction or interpretation of any of the provisions of this Agreement.

             11.4 COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

             11.5 CONSTRUCTION. Except where the context otherwise requires, words in the plural numbers include the singular thereof, and vice versa, and words of the male gender shall include the female and neuter gender and vice versa.

             11.6 DOLLARS. All dollar amounts referred to in this Agreement are expressed in U.S. dollars.

             11.7 NOTICES. All notices and other communication hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         A. If to Invisa:

                         Invisa, Inc.
                         4400 Independence Court
                         Sarasota, Florida 34234
                         Attention: Stephen A. Michael

         B. If to Investor:

                         Attention: Mr. Alan A. Feldman
                         1 Saint Clair Avenue East, Suite 608
                         Toronto, Ontario M4T 2V7





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




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       INVISA, INC.



                                       By:   /s/  Stephen A. Michael, President
                                             -----------------------------------
                                       Its:  President

                                       INVESTOR

                                       By:           /s/  Alan A. Feldman
                                             -----------------------------------
                                       Its:








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

                               SECURITY AGREEMENT


         THIS SECURITY AGREEMENT ("Security Agreement") is made as of ___________, between Invisa, Inc., a Nevada Corporation ("Invisa"), and Mr. Alan
A. Feldman, ("Secured Party").

         WHEREAS, Invisa executed and delivered a Promissory Note to Secured Party on the date hereof (the "Promissory Note"); and

         WHEREAS, in order to secure Invisa's obligation to make payment in full under the Promissory Note, Secured Party requires that Invisa grant Secured Party a security interest in Invisa's accounts receivable (the "Collateral") in accordance with the terms and conditions of this Security Agreement, and Invisa agrees to grant Secured Party a security interest in the Collateral in accordance with the terms and conditions of this Security Agreement.

         NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

         1. In order to secure Invisa's obligation to make payment in full under the Promissory Note ("Invisa's Obligation"), Invisa grants Secured Party a first position security interest in the Collateral.

         2. Invisa warrants that: (i) it is the sole owner of the Collateral; and (ii) there are no other liens on the Collateral.

         3. Invisa, at its own cost and expense, shall execute and file a UCC-1 Financing Statement in the Secured Transactions Registry of the State of Florida, indicating the Secured Party's security interest in the Collateral.

         4. In the event Invisa defaults in Invisa's Obligation under the Promissory Note, and such default is not cured within 20 days of written notice, Secured Party may exercise all the rights and remedies upon default provided for under the Uniform Commercial Code as enacted in the State of Florida.

         5. Any notice required to be given to Invisa shall be deemed reasonable if delivered in writing to:

                 Invisa, Inc.
                 4400 Independence Court
                 Sarasota, Florida 34234

With copy to:

                  William Dolan, Esq.
                  416 Burns Court
                  Sarasota, Florida 34236

         6. Secured Party shall be entitled to recover its expenses of obtaining the Collateral following a default in Invisa's Obligation under the Promissory Note, and such expenses shall include Secured Party's attorney's fees and legal costs.

         7. Upon Invisa's payment in full under the Promissory Note, Secured Party shall execute and file a UCC-3 Financing Statement in the Secured Transactions Registry of the State of Florida, indicating Secured Party's release and termination of the security interest in the Collateral.

         8. This Security Agreement shall be binding upon the parties' successors and assigns.

         IN WITNESS WHEREOF, Invisa and Secured Party have executed this Security Agreement on the date first above written.

Invisa, Inc.                                   Mr. Alan A. Feldman



By:                                        By:
    -----------------------------              -----------------------------
    Stephen A. Michael, President                    Alan A. Feldman